Exhibit 3.1

FIRST AMENDMENT TO
AMENDED AND RESTATED BYLAWS OF
SHARECARE, INC.

Adopted February 22, 2024

Effective as of February 22, 2024, Section 3.2(b) of the Amended and Restated Bylaws of Sharecare, Inc. shall be amended and restated in its entirety as follows:

“(b) In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary. To be timely, a stockholder’s notice to the Secretary must be received by the Secretary at the principal executive offices of the Corporation (i) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder to be timely must be so received not earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Corporation; and provided, however, that for the annual meeting of stockholders to be held in 2024, a stockholder’s notice received by the Secretary at the principal executive offices of the Corporation on or prior to March 31, 2024 shall be considered timely; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by the Corporation. In no event shall the public announcement of an adjournment or postponement of an annual meeting or special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this Section 3.2.”